Exhibit 99.1

Contact:
Sandra Rodriguez	225.388.7654

Albemarle Reports Record Quarterly Operating Results

First quarter 2010 highlights:

•	Record earnings of $67.9 million, or 74 cents per share, excluding special items.

•	Quarterly net sales of $580.3 million, up 19.3% over prior year.

•	Strong operating performance including record segment income for Polymer Solutions and Catalysts segments.

	First Quarter Ended March 31,
In thousands of dollars, except per share amounts	2010	2009
Net Sales	$580,270	$486,591
Operating Profit	$76,264	$28,927
Net Income attributable to Albemarle Corporation	$63,308	$25,399
Diluted earnings per share	$0.69	$0.28
Special item per share	$(0.05)	$—
Diluted earnings per share excluding special item	$0.74	$0.28

BATON ROUGE, La., - April 26 — Albemarle Corporation (NYSE: ALB) reported first quarter 2010 earnings of $63.3 million, or 69 cents per share, compared to $25.4 million, or 28 cents per share, for the first quarter 2009. First quarter 2010 results include a $7.0 million pre-tax charge ($4.6 million or 5 cents per share after tax) for restructuring costs related principally to planned reductions in force at our Bergheim, Germany site. Net sales in the first quarter of 2010 totaled $580.3 million compared to first quarter 2009 net sales of $486.6 million.

Commenting on results, Mark C. Rohr, Chairman and CEO, stated, “I am extremely pleased with our performance this quarter. We achieved strong operating results and significantly improved year over year performance across our segments including record profitability for the Corporation and in our Catalysts and Polymer Solutions businesses. We benefited from improving trends in the markets served by our businesses and continued our keen focus on cost control and cash generation. Our disciplined efforts toward cost control, working capital and operating efficiency have positioned us well to post record results in 2010.”

Quarterly Segment Results

Polymer Solutions delivered net sales for the first quarter of 2010 of $216.7 million, a 76 percent increase versus the first quarter of 2009 due primarily to improved volumes in both our fire safety and stabilizers and curatives businesses. Polymer Solutions segment income for the first quarter of 2010 was a record $41.8 million as compared to the first quarter 2009 segment loss of $11.7 million. The significant improvement in segment income is due primarily to increased volume demand across the portfolio, particularly in brominated flame retardants, as well as higher production utilization rates.

Catalysts generated net sales for the first quarter of 2010 of $227.7 million, a decrease of 6 percent versus first quarter of 2009 due primarily to the impact of lower metals pricing, which we pass through, partly offset by favorable product pricing and mix. Catalysts segment income for the first quarter of 2010 was a record $55.1 million versus the first quarter of 2009 of $35.7 million. This 54 percent improvement was attributable primarily to improved realization of metals costs in refinery catalysts, favorable sales mix including profit contribution from our alternative fuels business and higher equity income.

Fine Chemicals net sales in the first quarter of 2010 were $136 million, a 13 percent increase versus the first quarter of 2009, due primarily to increased volumes in our performance chemicals business offset by lower volumes in fine chemistry services. Fine Chemicals segment income for the first quarter of 2010 was $11.8 million versus $8.7 million in first quarter 2009. Improved sales and production volumes drove a 35 percent increase in segment income from first quarter 2009.

Corporate and Other

Corporate and other charges were $16.7 million for first quarter 2010. These charges were up year over year due mainly to higher personnel related costs. First quarter 2009 included $7.8 million in favorable adjustments associated with the reversal of certain long-term employee benefit accruals.

Cash Flow

In the first quarter of 2010, cash on hand funded capital expenditures for plant, machinery and equipment of $16.1 million and dividends to shareholders of $11.4 million. During the quarter, interest and financing expenses of $5.9 million were comparable to first quarter of 2009 expenses of $6.3 million. This slight decrease was due primarily to lower average debt balances year over year.

At March 31, 2010, the Company had approximately $267 million in cash and cash equivalents. In addition, the Company has additional capacity to borrow in excess of $460 million under our existing lines of credit and has no significant debt maturities before 2013. Focus on inventory levels resulted in lower balances at March 31, 2010 as compared to December 31, 2009 despite the increase in business activity.

Taxes

Our reported first quarter 2010 effective income tax rate was 23.4 percent. Excluding the 2010 special item and $2.5 million in nonrecurring tax adjustments in 2009 relating to prior periods, the effective tax rate was 24.4 percent versus 14 percent for first quarter 2009. The increase is due mainly to level and mix of income in higher tax jurisdictions, principally significantly higher income in the U.S.

Outlook

The volume improvement in most of our segments again this quarter is an encouraging sign that conditions in our key markets have improved. As a result of the initiatives we undertook in 2009, we are better positioned to capitalize on opportunities in these markets if demand remains strong. We will continue to monitor key economic indicators and do our best to manage potential headwinds such as increased raw material and energy costs. We remain optimistic that 2010 will result in outstanding full year performance.

Earnings Call

The Company’s performance for the first quarter ended March 31, 2010 will be discussed on a conference call at 11:00 AM Eastern Daylight time on April 27, 2010, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Solutions, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2009 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	First Quarter Ended March 31,
	2010	2009
Net sales	$580,270	$486,591
Cost of goods sold	415,799	396,085

Gross profit	164,471	90,506
Selling, general and administrative expenses	66,530	45,434
Research and development expenses	14,719	16,145
Restructuring and other charges	6,958 (a)	—

Operating profit	76,264	28,927
Interest and financing expenses	(5,936)	(6,274)
Other income (expenses), net	1,010	(1,131)

Income before income tax expense and equity in net income of unconsolidated investments	71,338	21,522
Income tax expense	(16,700)	(525)

Income before equity in net income of unconsolidated investments	54,638	20,997
Equity in net income of unconsolidated investments (net of tax)	10,276	5,949

Net income	64,914	26,946

Net income attributable to noncontrolling interests	(1,606)	(1,547)

Net income attributable to Albemarle Corporation	$63,308	$25,399

Basic earnings per share	$0.69	$0.28

Diluted earnings per share	$0.69	$0.28

Weighted-average common shares outstanding – Basic	91,386	91,380

Weighted-average common shares outstanding – Diluted	92,193	91,797

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$267,317	$308,791
Other current assets	796,314	723,296

Total current assets	1,063,631	1,032,087

Property, plant and equipment	2,388,195	2,406,129
Less accumulated depreciation and amortization	1,385,437	1,379,246

Net property, plant and equipment	1,002,758	1,026,883

Other assets and intangibles	690,499	712,587

Total assets	$2,756,888	$2,771,557

LIABILITIES & EQUITY
Current portion of long-term debt	$8,390	$36,310
Other current liabilities	342,552	316,954

Total current liabilities	350,942	353,264

Long-term debt	797,294	776,403
Other noncurrent liabilities	289,699	307,131
Deferred income taxes	77,800	81,441
Albemarle Corporation shareholders’ equity	1,200,046	1,205,696
Noncontrolling interests	41,107	47,622

Total liabilities & equity	$2,756,888	$2,771,557

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash and cash equivalents at beginning of year	$308,791	$253,303
Cash and cash equivalents at end of period	$267,317	$183,899

Sources of cash and cash equivalents:

Net income	64,914	26,946

Proceeds from borrowings	6,654	22,140

Proceeds from exercise of stock options	978	663

Uses of cash and cash equivalents:

Capital expenditures	(16,141)	(33,068)

Purchases of common stock	(8,634)	—

Repayments of long-term debt	(14,445)	(35,834)

Dividends paid to shareholders	(11,401)	(10,961)

Dividends paid to noncontrolling interests	—	(2,911)

Contributions to defined benefit plans	(20,000)	—

Non-cash items:

Depreciation and amortization	24,701	25,775

Restructuring and other charges (a)	6,958	—

Equity in net income of unconsolidated investments	(10,276)	(5,949)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	First Quarter Ended March 31,
	2010	2009
Net sales:
Polymer Solutions	$216,653	$123,200
Catalysts	227,653	242,587
Fine Chemicals	135,964	120,804

Total net sales	$580,270	$486,591

Segment operating profit:
Polymer Solutions	$40,363	$(11,563)
Catalysts	46,995	29,761
Fine Chemicals	12,568	10,283

Subtotal	$99,926	$28,481

Equity in net income of unconsolidated investments:
Polymer Solutions	$2,194	$48
Catalysts	8,109	5,928
Fine Chemicals	—	—
Corporate & other	(27)	(27)

Total equity in net income of unconsolidated investments	$10,276	$5,949

Net income attributable to noncontrolling interests:
Polymer Solutions	$(790)	$(215)
Catalysts	—	—
Fine Chemicals	(798)	(1,553)
Corporate & other	(18)	221

Total net income attributable to noncontrolling interests	$(1,606)	$(1,547)

Segment income:
Polymer Solutions	$41,767	$(11,730)
Catalysts	55,104	35,689
Fine Chemicals	11,770	8,730

Total segment income	108,641	32,689
Corporate & other	(16,749)	640
Restructuring and other charges (a)	(6,958)	—
Interest and financing expenses	(5,936)	(6,274)
Other income (expenses), net	1,010	(1,131)
Income tax expense	(16,700)	(525)

Net income attributable to Albemarle Corporation	$63,308	$25,399

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The three-month period ended March 31, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or 5 cents per share) that related principally to planned reductions in force at our Bergheim, Germany site.

Additional Information

It should be noted that earnings or per share amounts excluding special items and tax rates excluding special items are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. They are presented here to exclude the impact of certain items on our results. We believe these measures are more reflective of our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”